UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2021

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33892	26-0303916
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of principal executive offices, including zip code)

(913) 213-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock	AMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 8.01 is incorporated by reference into this Item 3.02. The issuance of Class A common stock of AMC Entertainment Holdings, Inc. (the “Company”) upon the Conversion (as defined below) will be in reliance upon Section 3(a)(9) of the Securities Act of 1933, as amended, as exchanges solely with existing security holders.

Item 8.01 Other Events.

On January 27, 2021, affiliates of Silver Lake Group, L.L.C. (“Silver Lake”) and certain co-investors (collectively, the “Noteholders”) elected to convert (the “Conversion”) all $600.0 million of the Company’s 2.95% Convertible Senior Secured Notes due 2026 into shares of the Company’s Class A common stock at a conversion price of $13.51 per share. The Conversion is expected to settle on January 29, 2021 and will result in the issuance of 44,422,860 shares of the Company’s Class A common stock to the Noteholders. The Conversion will also reduce the Company’s first-lien indebtedness by $600.0 million.

Pursuant to the Stock Repurchase and Cancellation Agreement (the “Stock Repurchase Agreement”) with Wanda Entertainment America, Inc. (“Wanda”), dated as of September 14, 2018, 5,666,000 shares of the Company’s Class B Common Stock held by Wanda will be forfeited and cancelled in connection with the Conversion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMC ENTERTAINMENT HOLDINGS, INC.

Date: January 28, 2021	By:	/s/ Sean D. Goodman
Sean D. Goodman
Executive Vice President and Chief Financial Officer